UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*



                               RadiSys Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    750459109
                         ------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]  Rule 13d-1(b)
     [   ]  Rule 13d-1(c)
     [ X ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750459109

  1)    NAME OF REPORTING PERSON:

        TEKTRONIX DEVELOPMENT COMPANY
        ------------------------------------------------------------------------

  2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                  (a)   [   ]
                                                                  (b)   [   ]

  3)    SEC USE ONLY: __________________________________________________________


  4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

        OREGON
        ------------------------------------------------------------------------

                        5)  SOLE VOTING POWER
       NUMBER OF
                            0
       SHARES               ----------------------------------------------------

       BENEFICIALLY     6)  SHARED VOTING POWER

       OWNED BY             0
                            ----------------------------------------------------
       EACH
                        7)  SOLE DISPOSITIVE POWER
       REPORTING
                            0
       PERSON               ----------------------------------------------------

       WITH:            8)   SHARED DISPOSITIVE POWER

                             0
                             ---------------------------------------------------

  9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        0
        ------------------------------------------------------------------------

 10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                           [   ]

        ------------------------------------------------------------------------

 11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0 PERCENT
        ------------------------------------------------------------------------

 12)    TYPE OF REPORTING PERSON:

        CO
        ------------------------------------------------------------------------

CUSIP No. 750459109

  1)    NAME OF REPORTING PERSON:

        TEKTRONIX, INC.
        ------------------------------------------------------------------------

  2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                  (a)   [   ]
                                                                  (b)   [   ]

  3)    SEC USE ONLY: __________________________________________________________


  4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

        OREGON
        ------------------------------------------------------------------------

                        5)  SOLE VOTING POWER
       NUMBER OF
                            0
       SHARES               ----------------------------------------------------

       BENEFICIALLY     6)  SHARED VOTING POWER

       OWNED BY             0
                            ----------------------------------------------------
       EACH
                        7)  SOLE DISPOSITIVE POWER
       REPORTING
                            0
       PERSON               ----------------------------------------------------

       WITH:            8)   SHARED DISPOSITIVE POWER

                             0
                             ---------------------------------------------------

  9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        0
        ------------------------------------------------------------------------

 10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                           [   ]

        ------------------------------------------------------------------------

 11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0 PERCENT
        ------------------------------------------------------------------------

 12)    TYPE OF REPORTING PERSON:

        CO
        ------------------------------------------------------------------------

Tektronix, Inc., an Oregon corporation ("Tektronix"), owning 100 percent of the outstanding voting securities of Tektronix Development Company, joins in this filing.

Item 1 (a).        Name of Issuer:

                        RadiSys Corporation

Item 1 (b).        Address of Issuer's Principal Executive Offices:

                        5445 NE Dawson Creek Drive
                        Hillsboro, OR 97124

Item 2 (a).        Names of Persons Filing:

                        This Schedule 13G is filed on behalf of Tektronix Development Company ("TDC") and Tektronix. TDC is a wholly-owned subsidiary of Tektronix.

Item 2 (b).        Address of Principal Business Office, or if none,
                   Residence:

                        The principal business office of TDC is 26600 SW Parkway, Wilsonville, OR 97070-1000. The principal business office of Tektronix is 26600 SW Parkway, Wilsonville, OR 97070-1000.

Item 2 (c).        Citizenship:

                        TDC and Tektronix are corporations incorporated under the laws of Oregon.

Item 2 (d).        Title of Class of Securities:

                        Common Stock

Item 2 (e).        CUSIP Number:

                        750459109

Item 3. If this statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b), check whether the person filing is a:

                        NOT APPLICABLE

Item 4.            Ownership:

                        NONE

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                      [ X ]

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person:

                        NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                        NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group:

                        NOT APPLICABLE

Item 9.           Notice of Dissolution of Group:

                        NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 8, 1999


                                       TEKTRONIX DEVELOPMENT COMPANY


                                       By: JAMES F. DALTON
                                           -------------------------------------
                                           James F. Dalton
                                           Vice President


                                       TEKTRONIX, INC.


                                       By: JAMES F. DALTON
                                           -------------------------------------
                                           James F. Dalton
                                           Vice President and Secretary